Exhibit 99.1

Winn-Dixie Stores Reports Third Quarter Fiscal 2011 Results

3Q’11 Highlights:

•	Adjusted EBITDA of $55.2 million, a $4.1 million increase compared to prior year

•	Gross margin improvement of 20 basis points compared to prior year

•	Transformational format stores continue to generate strong sales

•	Company reaffirms fiscal 2011 Adjusted EBITDA guidance

JACKSONVILLE, Fla. (May 16, 2011) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the third quarter of fiscal 2011, a 12-week period that ended on April 6, 2011.

Net sales in the third quarter were $1.6 billion, essentially even compared to the same period in the prior fiscal year. Identical store sales, which exclude stores that opened or closed during the quarter, decreased 0.5% for the third quarter compared to the prior year period. The decline in identical store sales was attributable to a decrease in transaction count of 1.7%, which was mitigated by a 1.3% increase in basket size. Identical store sales were negatively impacted this quarter by competitive activity and other market factors, which were partially offset by inflationary price increases that were passed through in selected categories, an increase in sales in remodeled stores, and favorable results from the Company’s computer generated ordering and fuelperks! ® Rewards initiatives.

Adjusted EBITDA was $55.2 million in the third quarter of fiscal 2011, an increase of $4.1 million compared to the same period in the prior fiscal year.

Peter Lynch, Chairman, CEO, and President, said, “Overall, we are pleased with our third quarter results. We strategically managed our promotional activity and merchandising efforts in this inflationary environment to drive improvements in both Adjusted EBITDA and gross margin, while still offering good value to our guests. Based on year-to-date performance and positive fourth quarter-to-date identical store sales, we remain on track to achieve our financial guidance for the fiscal year.”

Mr. Lynch continued, “We continue to execute several strategic initiatives to position the company to achieve sustainable and profitable sales growth over the long-term. Our computer generated ordering system, fuelperks! ® Rewards program, and operational focus continue to improve our overall guest experience. Additionally, our transformational format stores continue to generate strong sales, reinforcing our confidence in the long-term financial and brand-building benefits of this program.”

Details of the Third Quarter Results

The Company reported net income of $23.4 million, or $0.42 per diluted share, compared to net income of $20.9 million, or $0.38 per diluted share, for the same period in the prior fiscal year. This includes a net loss of $0.2 million, or $0.00 per diluted share for discontinued operations, as compared to a net loss from discontinued operations of $1.2 million, or $0.02 per diluted share, in the third quarter of fiscal 2010.

For continuing operations, the Company reported net income of $23.5 million, or $0.42 per diluted share, which includes a deferred tax benefit of $9.7 million, or $0.17 per diluted share, reflecting a decrease in the Company’s valuation allowance on its deferred tax assets. Excluding this deferred tax benefit, the Company’s net income from continuing operations would have been $13.8 million, or $0.25 per diluted share.

Gross profit on sales in the third quarter was $465.8 million, an increase of $3.6 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.7% in the third quarter, compared to 28.5% in the third quarter of fiscal 2010, an increase of 20 basis points. The increase in gross margin was attributable to the Company’s effective management of pricing and promotional mix, partially offset by a higher LIFO charge.

Operating and administrative expenses for the third quarter were $440.1 million, relatively unchanged from the same period in the prior fiscal year.

40-Week Results Ended April 6, 2011

Net sales for the 40 weeks were $5.3 billion, a decrease of $35.7 million compared to the same period in the prior fiscal year. Identical store sales for the 40 weeks, which exclude stores that opened or closed during the 40 weeks, decreased 1.1% compared to the same period in the prior fiscal year. The decline in identical store sales for the 40 weeks was attributable to a decrease in transaction count of 1.7%, partially offset by an increase in basket size of 0.6%.

Gross profit on sales for the 40 weeks was $1.5 billion, a decrease of $30.7 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin for the 40 weeks was 27.9%, compared to 28.3% in the same period in the prior fiscal year, a decrease of 40 basis points. The decline in gross margin as a percentage of net sales was attributable primarily to a higher LIFO charge and an increase in other costs, including inventory shrink.

Operating and administrative expenses for the 40 weeks were $1.5 billion, an increase of $21.8 million compared to the same period in the prior fiscal year. The increase in operating and administrative expenses was due to an increase in payroll and payroll-related costs, an increase in prior-years’ self-insurance reserve adjustments and higher depreciation. These increases were partially offset by decreases in share-based compensation and other costs.

Adjusted EBITDA for the 40 weeks was $75.7 million compared to $108.3 million of Adjusted EBITDA for the same period in the prior fiscal year.

The Company reported a net loss of $77.4 million, or $1.39 per diluted share, compared to net income of $14.9 million, or $0.27 per diluted share, for the same period in the prior fiscal year. This includes a net loss from discontinued operations of $42.0 million, or $0.75 per diluted share, compared to a net loss from discontinued operations of $5.8 million, or $0.11 per diluted share, for the same period in the prior fiscal year.

For continuing operations, the Company reported a net loss of $35.4 million, or $0.64 per diluted share, which includes a deferred tax expense of $11.5 million, or $0.21 per diluted share, to reflect an increase in the Company’s valuation allowance on its deferred tax assets. Excluding this deferred tax expense, the Company’s net loss from continuing operations would have been $23.9 million, or $0.43 per diluted share.

Liquidity and Capital Resources

As of April 6, 2011, Winn-Dixie had approximately $532.2 million of liquidity, comprised of $358.7 million of borrowing availability under its credit agreement and $173.5 million of cash and cash equivalents. On March 18, 2011, the Company completed an amendment of its previous credit facility, which was due to mature in November 2011, providing for a $600.0 million senior secured revolving credit facility. The amended credit facility matures in March 2016. The Company does not expect any borrowings under its credit facility during the current fiscal year other than fees charged by the lender.

Fiscal 2011 Guidance

As previously announced, the Company expects Adjusted EBITDA for fiscal 2011, a 52-week period ending on June 29, 2011, to be at the lower end of the range of $100 million to $130 million. Among other factors, the Company’s Adjusted EBITDA guidance range is based on its current expectation that identical store sales for fiscal 2011 will be slightly negative to slightly positive and the expectation of a LIFO charge in the fourth quarter of fiscal 2011, compared with a LIFO benefit in the same period last year.

Capital Expenditures

Capital expenditures for fiscal 2011 are now expected to be approximately $115.0 million, a $17.0 million decrease from the Company’s previous estimate, due to the timing of certain expenditures previously planned to occur in fiscal 2011 that are now expected to occur in fiscal 2012. Two of the 17 previously announced transformational format stores are nearing completion. The groundwork has been laid for the remaining 15 transformational format stores to be completed in the coming months.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, May 17, 2011, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations section at http://www.winndixie.com under “Investors.” Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-679-8035 or (International) 617-213-4848. The access code is 45259377. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from May 17, 2011, through May 24, 2011; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 69656330.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. As of April 6, 2011, the Company operated 484 retail grocery locations with 75 liquor stores and four fuel centers at the retail stores and 379 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winndixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to net income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, the Company’s Quarterly Report on Form 10-Q for the 16 weeks ended January 12, 2011, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Celia Nass	Hunter Robinson
Senior Director, Investor Relations	Communications Specialist
(904) 783-5123	(904) 783-5153

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	12 weeks ended
	April 6, 2011		March 31, 2010
	Amount	%	Amount	%
Net sales	$1,620,535	100.0	$1,623,279	100.0
Cost of sales, including warehouse and delivery expenses	1,154,694	71.3	1,161,085	71.5

Gross profit on sales	465,841	28.7	462,194	28.5
Operating and administrative expenses	440,148	27.1	440,109	27.1

Operating income	25,693	1.6	22,085	1.4
Interest expense, net	2,905	0.2	967	0.1

Income from continuing operations before income tax	22,788	1.4	21,118	1.3
Income tax benefit	(736)	(0.0)	(984)	(0.1)

Net income from continuing operations	23,524	1.4	22,102	1.4

Discontinued operations:
Loss from discontinued operations	(21)	(0.0)	(1,221)	(0.1)
Loss on disposal of discontinued operations	(138)	(0.0)	—	—

Net loss from discontinued operations	(159)	(0.0)	(1,221)	(0.1)

Net income	$23,365	1.4	$20,881	1.3

Basic and diluted earnings per share:
Earnings from continuing operations	$0.42		0.40
Loss from discontinued operations	—		(0.02)

Basic and diluted earnings per share	$0.42		0.38

Weighted average common shares outstanding
- basic	55,812		55,000

- diluted	55,891		55,186

Adjusted (loss) earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$23,365		20,881
Adjustments to reconcile net income to EBITDA:
Income tax benefit	(736)		(984)
Depreciation and amortization	26,624		23,977
Favorable and unfavorable lease amortization, net	149		432
Interest expense, net	2,905		967

EBITDA	52,307		45,273
Adjustments to reconcile EBITDA to Adjusted EBITDA:
Net loss from discontinued operations	159		1,221
Share-based compensation	2,547		4,021
Post-emergence bankruptcy-related professional fees	150		568

Adjusted EBITDA	$55,163		51,083

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	40 weeks ended
	April 6, 2011		March 31, 2010
	Amount	%	Amount	%
Net sales	$5,262,890	100.0	$5,298,596	100.0
Cost of sales, including warehouse and delivery expenses	3,792,269	72.1	3,797,260	71.7

Gross profit on sales	1,470,621	27.9	1,501,336	28.3
Operating and administrative expenses	1,498,205	28.4	1,476,359	27.9
Impairment charges	4,493	0.1	4,156	0.1

Operating (loss) income	(32,077)	(0.6)	20,821	0.3
Interest expense, net	6,057	0.1	3,710	0.1

(Loss) income from continuing operations before income tax	(38,134)	(0.7)	17,111	0.2
Income tax benefit	(2,713)	0.0	(3,634)	(0.1)

Net (loss) income from continuing operations	(35,421)	(0.7)	20,745	0.3

Discontinued operations:
Loss from discontinued operations	(12,890)	(0.2)	(5,827)	(0.1)
Loss on disposal of discontinued operations	(29,120)	(0.6)	—	—

Net loss from discontinued operations	(42,010)	(0.8)	(5,827)	(0.1)

Net (loss) income	$(77,431)	(1.5)	$14,918	0.2

Basic and diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.64)		0.38
Loss from discontinued operations	(0.75)		(0.11)

Basic and diluted (loss) earnings per share	$(1.39)		0.27

Weighted average common shares outstanding
- basic	55,605		54,854

- diluted	55,605		55,131

Adjusted earnings (loss) before interest, taxes, depreciation and amortization (EBITDA):
Net (loss) income	$(77,431)		14,918
Adjustments to reconcile net (loss) income to EBITDA:
Income tax benefit	(2,713)		(3,634)
Depreciation and amortization	88,846		76,740
Favorable and unfavorable lease amortization, net	450		911
Interest expense, net	6,057		3,710

EBITDA	15,209		92,645
Adjustments to reconcile EBITDA to Adjusted EBITDA
Net loss from discontinued operations	42,010		5,827
Impairment charges	4,493		4,156
Share-based compensation	7,537		13,484
Post-emergence bankruptcy-related professional fees	766		1,666
Self-insurance reserve prior-year adjustment	5,664		(7,721)
VISA/MasterCard settlement	—		(1,788)

Adjusted EBITDA	$75,679		108,269

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value

	April 6, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$173,512	152,327
Trade and other receivables, less allowance for doubtful receivables of $3,419 ($3,730 at June 30, 2010)	72,997	63,356
Merchandise inventories, less LIFO reserve of $51,800 ($38,268 at June 30, 2010)	613,837	658,040
Prepaid expenses and other current assets	26,348	28,096

Total current assets	886,694	901,819

Property, plant and equipment, net	665,910	680,936
Intangible assets, net	206,064	211,281
Deferred tax assets, non-current	37,642	40,697
Other assets, net	9,285	3,334

Total assets	$1,805,595	1,838,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$11,141	9,397
Accounts payable	365,258	345,955
Reserve for self-insurance liabilities	79,706	73,661
Accrued wages and salaries	70,643	65,417
Deferred tax liabilities	45,770	48,667
Accrued expenses	101,342	118,094

Total current liabilities	673,860	661,191

Reserve for self-insurance liabilities	111,997	109,240
Long-term borrowings under credit facility	13	—
Unfavorable leases	84,927	99,049
Obligations under capital leases	33,320	20,075
Other liabilities	47,947	24,775

Total liabilities	952,064	914,330

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,928,922 shares issued; 55,816,315 outstanding at April 6, 2011 and 55,187,440 shares issued; 55,074,833 outstanding at June 30, 2010.	56	55
Additional paid-in-capital	816,321	808,694
Retained earnings	32,532	109,963
Accumulated other comprehensive income	4,622	5,025

Total shareholders’ equity	853,531	923,737

Total liabilities and shareholders’ equity	$1,805,595	1,838,067

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	40 weeks ended
	April 6, 2011	March 31, 2010
Cash flows from operating activities:
Net (loss) income	$(77,431)	14,918
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	89,092	77,475
Share-based compensation	7,537	13,484
Deferred income taxes	158	57
Other, net	(667)	6,505
Change in operating assets and liabilities:
Trade, insurance and other receivables	(9,641)	5,429
Merchandise inventories	44,203	(5,831)
Prepaid expenses and other current assets	1,748	16,586
Accounts payable and accrued expenses	16,205	3,112
Reserve for self-insurance liabilities	8,802	2,975

Net cash provided by operating activities	80,006	134,710

Cash flows from investing activities:
Purchases of long-lived assets	(59,248)	(122,529)
Sales of assets	10,660	546

Net cash used in investing activities	(48,588)	(121,983)

Cash flows from financing activities:
Gross borrowings on credit facilities	19,706	7,830
Gross payments on credit facilities	(19,693)	(7,830)
Increase (decrease) in book overdrafts	7,996	(3,219)
Principal payments on capital leases	(9,949)	(8,615)
Debit issuance payments	(8,384)	—
Other, net	91	113

Net cash used in financing activities	(10,233)	(11,721)

Increase in cash and cash equivalents	21,185	1,006
Cash and cash equivalents at beginning of period	152,327	182,823

Cash and cash equivalents at end of period	$173,512	183,829